EXPENSE LIMITATION AGREEMENT

JPMORGAN PUBLIC AND PRIVATE INCOME FUND

390 Madison Avenue

New York, New York 10017

June 16, 2026

J.P. Morgan Investment Management Inc.

270 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

J.P. Morgan Investment Management Inc. (the “Adviser”) hereby agrees, until one year from the commencement of operations of JPMorgan Public and Private Income Fund (the “Fund”) (the “Limitation Period”), to waive fees that it would otherwise be paid, and/or to assume expenses of the Fund, if required to ensure certain annual operating expenses (excluding the Advisory Fee, any Distribution Fee, Servicing Fee, interest, taxes, brokerage commissions, acquired fund fees and expenses, dividend and interest expenses relating to short sales, borrowing costs, merger or reorganization expenses, shareholder meetings expenses, litigation expenses, reasonable research and due diligence expenses, investment-related software and database expenses, expenses associated with the acquisition and disposition of investments (including interest and structuring costs for borrowings and line(s) of credit) and extraordinary expenses, if any; collectively, the “Excluded Expenses”) do not exceed 0.02% per annum (excluding Excluded Expenses) of the Fund’s average daily net assets of each class of the Fund’s shares of beneficial interest (“Shares”). The terms “Advisory Fee,” “Distribution Fee” and “Servicing Fee” have the meanings ascribed to them in the Fund’s prospectus.

In addition, the Adviser hereby contractually agrees to waive fees and/or reimburse expenses in an amount sufficient to offset the respective net advisory fees it collects from the affiliated funds on the Fund’s investment in such funds.

With respect to each class of Shares, the Fund agrees to repay the Adviser any fees waived or expenses assumed under this agreement (the “Agreement”) for such class of Shares, provided the repayments do not cause the Fund’s annual operating expenses (excluding Excluded Expenses) for that class of Shares to exceed the expense limitation in place at the time the fees were waived and/or the expenses were reimbursed, or the expense limitation in place at the time the Fund repays the Adviser, whichever is lower. Any such repayments must be made within thirty-six months after the month in which the Adviser waived the fee or reimbursed the expense.

This Agreement will be governed by, construed under and interpreted and enforced in accordance with the laws of the state of New York, without regard to principles of conflicts of laws of any jurisdiction to the contrary and the applicable provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), if any. The parties unconditionally and irrevocably consent to the exclusive jurisdiction of the courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

Any amendment to this Agreement shall be in writing signed by the parties hereto, and requires the approval of the Board of Trustees of the Fund (the “Board”), including a majority of the Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund (the “Independent Trustees”). This Agreement may not be terminated by the Adviser prior to the expiration of the Limitation Period. This Agreement supersedes any prior agreement with respect to the subject matter hereof.

The Adviser may extend the Limitation Period for a period of one year on an annual basis, subject to approval of the Board, including a majority of the Independent Trustees, after the initial term of this Agreement.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

JPMORGAN PUBLIC AND PRIVATE INCOME FUND

By:	/s/ Timothy J. Clemens
Name:	Timothy J. Clemens
Title:	Chief Financial Officer & Treasurer

The foregoing Agreement is hereby accepted as of June 16, 2026

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By:	/s/ Shannon M. Gaines
Name:	Shannon M. Gaines
Title:	Executive Director

[Signature Page to Expense Limitation Agreement]